EXHIBIT 23.1
                                                                    ------------



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the use of our report dated April 6, 2004, with respect to the consolidated balance sheets of GMX Resources Inc. and subsidiaries as of December 31, 2003 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement.

         Our report refers to a change in accounting for asset retirement obligations as of January 1, 2003.






/s/ KPMG LLP
-------------------------
KPMG LLP


Oklahoma City, Oklahoma
August 3, 2005